Exhibit 10.20

MASTER INTERCOMPANY SERVICES AGREEMENT

This MASTER INTERCOMPANY SERVICES AGREEMENT (this “Agreement”), dated as of April 24, 2023, is by and among INNVENTURE LLC, a Delaware limited liability company (the “Company”) and Accelsius, LLC, a Delaware limited liability company (the “Service Recipient”), whereby, subject to the terms, conditions and limitations set forth herein, the Company will provide certain services set forth and described in this Agreement to the Service Recipient. The Company and Service Recipient are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” The Agreement includes services previously provided to include the period from April 1, 2023 through April 24, 2023.

WITNESSETH:

WHEREAS, the Company and the Service Recipient are members of a group of commonly owned companies and, as of the Effective Date, the Service Recipient is a majority-owned subsidiary of the Company;

WHEREAS, Service Recipient desires to engage and retain the Company (or a designated affiliate of the Company) to provide certain management, administrative, support and other services upon the terms and conditions hereinafter set forth, and the Company (or its designated affiliate) is willing to perform such services to the Service Recipient (or other affiliates of Service Recipient as may be identified by the Service Recipient and agreed to by the Company from time to time (each an “Authorized Service Recipient”)); and

WHEREAS, the Company and the Service Recipient intend to apply the services cost method (as described in Treasury Regulation Section 1.482-9(b)) to determine the arm’s length charge for services provided under this Agreement.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be derived from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Provision of Services.

1.1         Agreement to Provide Services. Upon the terms and subject to the conditions contained herein, the Company (or a designated affiliate of the Company) hereby agrees to provide to the Service Recipient (or an Authorized Service Recipient) the services (the “Services”) as set forth in Section 1.2, and the Service Recipient (or such Authorized Service Recipient) hereby retains and appoints the Company to provide the Services. Each of the Services shall be provided and accepted in accordance with the terms, limitations, and conditions set forth in this Agreement. The Company shall not be obligated to devote all of its time or business efforts to the provision of Services to the Service Recipient and shall only devote such time, effort and skill as reasonably and appropriate for the provision of such Services.

1.2          Scope of Services. The Services provided under this Agreement or as otherwise agreed to by the Parties from time to time, may include any or all of the following:

(a)          Management. Management services include supervision, inspection, quality control, consultation, accounting, regulating, in-service training and other services provided on a systematic basis to sustain, support and improve the business and operations of the Service Recipient, general management oversight, corporate expansion initiatives, corporate governance and administration of the Service Recipient’s business, operations and services, managing and monitoring the Service Recipient’s corporate accounting and internal controls personnel, such other management and administrative services necessary for the efficient operation of the Service Recipient’s business and affairs, consultation, analysis, development and testing of the Service Recipient’s products and technology.

(b)          Transaction Advisory Services. Transaction advisory services shall include management of corporate development activities, including establishing an approach to potential merger and acquisition (“M&A”), capital raising and liquidity matters and initiatives, capital markets transactions, securitizations, special purpose acquisition company (“SPAC”) transaction or de-SPAC transaction, initial public offerings (“IPO”) or other private or public offerings (including private placements exempt from registration under Regulation D), market scaling, research and development, commercialization of the Service Recipient or its products or services, or other transactions (collectively, “Transactions”) related to Service Recipient’s business, and identifying and evaluating M&A or Transaction opportunities; managing relationships with investment banks, legal counsel, advisors, lenders, investors, members or shareholders, and coordinating valuation, negotiation, and diligence activities, as needed.

(c)          Legal. Legal services include drafting and reviewing contracts, agreements and other documents, legal and compliance matters, legal consultation and opinions, maintaining corporate books and records, litigation management, regulatory compliance, and structuring and other advice for mergers and acquisitions.

(d)          Tax. Tax services include tax support and tax compliance services as may be necessary to ensure that a Service Recipient complies with applicable tax laws and tax consulting services relating to research and planning.

(e)          Accounting and Financial Statements/Periodic Reports. Accounting services include accounting support services to assist in the maintenance of a system of accounting for a Service Recipient, profitability and revenue generation and related reporting, and the preparation of audited and unaudited balance sheets, statements of income and results of operations and cash flows.

(f)           Regulatory Compliance; Investment Management. Investment management services may include evaluation of the Service Recipient’s current investments, capital structure and investment objectives, determine investment objectives, strategies and policies in accordance with applicable law and the Service Recipient’s organizational documents, investment recommendations, perform investment research and prepare statistical data or other research reports, and such other investment management services as may be reasonably requested by the Service Recipient. In the event that the Company provides any such investment management services hereunder, the Company shall comply (or cause the Service Recipient to comply, as applicable) with all applicable law, and shall manage the Service Recipient as to ensure that the operations of the Service Recipient, taken as a whole, monitoring and compliance oversight with respect to all applicable law, including but not limited to the following: to the extent applicable, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “1940 Act”), the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Advisers Act”), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

(g)          Human Resources (“HR”). HR services include assistance with staffing and recruitment, training and employee development, and advice and establishment of policies for employee compensation and benefits.

(h)          Information and technology (“IT”). IT services include management and maintenance of the Service Recipient’s IT, development of new and improved technology or IT capabilities, IT resources and staffing to support IT needs, IT consulting, management of information security and communications systems, database support, disaster recovery, support of core systems, support of maintenance contracts, equipment and software, and, if applicable, organization of an IT helpdesk.

(i)           Intellectual Property and Licensing (“IP”). IP services include the assistance with and oversight of the Service Recipient’s development, maintenance, ownership and licensing of any patent, copyright, trademark, tradename, service mark, service name, brand mark, brand name, logo, corporate name, internal domain name or industrial design, technology, know-how, trade secret, trade right, formulas, conditional or proprietary reports or information, customer or membership lists, marketing data, computer programs, software, database or data right, licenses or other intellectual property, intellectual property rights and any goodwill associated therewith (the “Intellectual Property”), including all registrations, applications or other filings related to such Intellectual Property with applicable regulators, examining existing Intellectual Property and related protections, expanding and updating Intellectual Property policies, investigating any infringements on Intellectual Property, analyzing the value drivers and deriving value from the Intellectual Property, and ensuring the Service Recipient is protecting its Intellectual Property.

(j)           Marketing. Marketing services include

(k)          Insurance Management. Insurance services include evaluation of insurance needs, policies and risks, management of brokers, placement of coverages, supervision over claims, and support of compliance functions.

(l)        Investor Relations. Investor Relations services include building and maintaining Service Recipient’s investor base and investor relations, coordinating formal investor communications, responding to investor information requests, providing information and support to coverage analysts, coordinating with corporate communications, external reporting, advisors or legal counsel to ensure consistent messaging as well as compliance with disclosure regulations and also coordinating with various business functions to ensure a proper understanding of key business drivers and metrics.

(m)       Public Company Services. If Service Recipient is, or at any time shall become or propose to become a public company or a company whose shares (all or some) are listed on a recognized stock exchange and such shares can be readily purchased, sold or traded publicly in accordance with applicable law governing such securities, or become a portfolio company of a publicly traded company (whether by an IPO, SPAC or de-SPAC transaction or any other Transaction), the public company services provided by the Company to the public Service Recipient will include IPO preparation, monitoring and oversite of regulatory reporting, compliance and preparation of annual and period reporting requirements (i.e. Service Recipient’s Form 10-K, 10-Q), registration statements and other U.S. Securities and Exchange Commission (“SEC”) filings, advisory and compliance with respect to a broad array of rules and regulations including the Securities Act, Exchange Act, Regulation FD, listing standards of applicable stock exchanges, annual reports to shareholders and other filings, tax planning and related compliance.

(n)        Strategic Relationship Support. The Parties both have and will continue to have strategic relationships with certain third parties. In order to foster mutually beneficial relationships, each Party shall exercise commercially reasonable efforts to support each other’s relationships with these third parties.

(o)        Other Additional Services. The Company shall provide such other assistance or Services relating to the Service Recipient or the conduct of the Service Recipient’s business and operations, as may be reasonably requested from time to time by the Service Recipient, to which the Costs of such additional Services payable to the Company shall be commensurately adjusted by the Company in good faith to account for such additional Services provided.

(p)        Excluded Services. The Parties hereby agree that the Services provided by the Company shall not include: (i) any services that are in violation of applicable laws, or (ii) any services that would otherwise require the Company to register to perform such services (including any broker-dealer registrations or other registrations with the SEC or under the Securities Act, Exchange Act, Advisers Act or 1940 Act) to which the Company is not already exempt from, registered with or otherwise not prohibited from performing such services.

1.3         Notwithstanding the foregoing, at any time during the Term of this Agreement, the Parties may determine that the Service Recipient no longer require certain Services provided by the Company hereunder or the Service Recipient provides such Services internally. In such event, the Parties shall mutually agree in writing that the Company shall no longer provide such Services, and the Company shall no longer charge the Service Recipient (and appropriate adjustments to the Costs shall be made in good faith by the Company) for such Services no longer provided by the Company.

1.4          Standard of Performance. Company warrants that all Services shall be provided in a professional manner, consistent with best practices for the respective Service.

2.            Service Recipient Obligations.

2.1          Service Recipient (or, if applicable, an Authorized Service Recipient) shall:

(a)         Provide reasonable cooperations with the Company in all matters relating to the Services and appoint an employee of Service Recipient (or such Authorized Service Recipient) to serve as the primary contact with respect to this Agreement and who will have the authority to act on behalf of the Service Recipient with respect to matters pertaining to this Agreement (the “Service Recipient Contract Manager”);

(b)         provide access to Service Recipient’s premises and such office accommodation and other facilities, employees, books and records, equipment, as Service Recipient deems necessary for the purposes of performing the Services;

(c)         provide such information as the Service Provider deems necessary in order to carry out the Services in a timely manner;

(d)         obtain and maintain all necessary licenses and consents and comply with all applicable laws in relation to the Services, to the extent that such licenses, consents, and law relate to the Service Recipient’s business, premises, staff, products, and/or equipment, in all cases before the date on which the Services are to start.

2.2          ANY ADDITIONAL SERVICE RECIPIENT OBLIGATIONS.

2.3          If the Company’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of the Service Recipient, any Authorized Service Recipient, or its or their agents, subcontractors, consultants, or employees, the Company shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges, or losses sustained or incurred by the Service Recipient (or Authorized Service Recipient, as applicable), in each case, to the extent arising directly or indirectly from such prevention or delay.

3.            Charges and Payment.

3.1          Charges. The Service Recipient agrees to bear and to pay the costs incurred by the Company in providing the Services (“Costs”). Costs shall equal the sum of Management Fees, plus Direct Costs, plus Overhead Costs, plus Tax Costs, plus Miscellaneous Costs in accordance with the amounts set forth on Schedule I. Unless otherwise agreed to by the Parties, the Services will be provided by the Company on an “at cost” basis or otherwise at a discounted rate relative to the market. The basis for determining Costs shall be those used for internal cost distribution including, where appropriate, time records prepared at least annually for this purpose. Such basis shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of Costs by the Company. Notwithstanding anything in this Section 3 to the contrary, the Company (or its designated affiliate providing such Services) shall not charge the Service Recipient for any Services that were not provided or expressly agreed upon hereunder.

(a)          Management Fees. “Management Fees” shall mean, for all Services to be rendered by the Company hereunder as mutually agreed to by the Company and Service Recipient, the fixed monthly management fee as agreed to in writing (email is acceptable) at the start of each respective calendar quarter, payable in accordance with Section 3.2 below. During the Term of this Agreement, and commencing on or about the start of each respective calendar quarter, the Company and Service Recipient shall agree to the level and amount of services to be provided by the Company and the Management Fees payable to the Company shall be adjusted accordingly, as agreed to between the Parties in good faith.

(b)          Direct Costs. “Direct Costs” mean the sum of all documented internal and external costs incurred by the Company in providing the Services including, but not limited to, allocable salaries and wages, incentives, paid absences, payroll taxes, health care and retirement benefits, direct non-labor costs, and similar expenses, and reimbursement of out-of-pocket third party costs and expenses.

(c)          Overhead Costs. “Overhead Costs” mean all internal and external indirect costs incurred by the Company in providing the Services and shall include (but are not limited to) costs of insurance policies (i.e. general liability insurance), software and related licensing (i.e. NetSuite), general overhead and facilities charges (for example, office rent, depreciation, maintenance, utilities, and supplies.

(d)          Miscellaneous Costs. “Miscellaneous Costs” mean all other reasonable and documented costs, fees and expenses that are incurred by the Company in the provision of the Services and its performance under this Agreement, and includes such costs, fees or expenses that are charged to the Company but should or would otherwise be charged to the Service Recipient, including any costs incurred by the Service Recipient and charged to the Company. The Miscellaneous Costs will be allocated on a reasonable standard basis or otherwise in accordance with the Service Recipient’s internal policies.

(e)          Tax Costs. “Tax Costs” means all costs, fees and expenses set forth in Section 4 hereof, including all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by Service Recipient hereunder; provided, that, in no event shall Recipient pay or be responsible for any taxes imposed on, or with respect to, the Company’s income, revenues, gross receipts, personnel or real or personal property or other assets.

3.2          Payment.

(a)         The Company shall submit an invoice statement to the Service Recipient no later than thirty (30) days after the end of each calendar month (unless otherwise agreed to by the Parties) with respect to the amount of Costs payable to the Company by such Service Recipient for such month (a “Statement”) for such Services actually rendered in the applicable period. Each Statement shall set forth in reasonable detail Costs incurred in providing the Services to such Service Recipient. Unless any such Service Recipient disagrees as to the amounts payable, full payment for all Services as set forth in the Statement (less any applicable withholding taxes) shall be made no later than thirty (30) calendar days following receipt of the Statement. Payment shall be made in U.S. dollars. In the event of any disagreement between the Company and a Service Recipient with respect to any Statement or any amounts owed thereunder, the Company and the Service Recipient agree to negotiate in good faith to resolve such dispute.

(b)         The Company and the Service Recipient shall make adjustments to charges as required to reflect the discovery of errors or omissions or changes in the charges in the course of such good faith negotiations and resolutions of any disputes hereunder.

(c)         In addition to all other remedies available under this Agreement or at law (which the Company does not waive by the exercise of any rights hereunder), the Company shall be entitled to suspend the provision of any Services if the Service Recipient fails to pay any amounts, fees or Costs when due hereunder and such failure continues for fourteen (14) days following written notice thereof.

4.            Taxes.

4.1          Sales Tax and VAT. The Service Recipient will be liable for and will reimburse the Company or pay, as applicable, any applicable sales, value added or similar taxes with respect to the Services provided pursuant to this Agreement. The Service Recipient will not be responsible for any other taxes, assessment, duties, permits, tariffs, fees or other charges of any kind, including, but not limited to, taxes based on the Company’s income or equity and withholding taxes imposed on the Company.

4.2          Withholding Tax. If a Service Recipient is required to withhold from any amount owed to the Company for which the Company is responsible, the amount withheld shall be subtracted from the amount owed by the Service Recipient and the Company will receive the amount remaining after the tax withheld.

5.            Accounting. The Company shall maintain accounting records of all services rendered pursuant to this Agreement and such additional information as the Service Recipient may reasonably request for purposes of their internal bookkeeping and accounting operations.

6.            Independent Contractor.

6.1       No Partnership or Joint Venture. In performing services pursuant to this Agreement, the Company will be an independent contractor of each Service Recipient. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

6.2       Company Employees. The employees or agents of the Company shall not be deemed or construed to be the employees, agents, or partners of the Service Recipient for any purposes whatsoever.

6.3       No Signature Authority. Unless otherwise authorized by the Service Recipient in writing, the Company and the Company’s personnel or agents, acting solely in its or their capacity as the Service provider under this Agreement, shall not enter into contracts on behalf of, or execute contracts as employees or agents of, any Service Recipient, or bind any Service Recipient in any manner, written or oral, express or implied.

7.            Indemnification.

7.1       By Service Provider. The Service Recipient shall indemnify, defend, and hold harmless the Company, its affiliates, officers, directors, employees, agents, and representatives from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) Service Provider (“Losses”) suffered or incurred by the Company relating to any claim of a third party arising from or in connection with the Company’s performance or non-performance of any covenant, agreement or obligation of the Company hereunder, other than by reason of the Company’s negligence, willful misconduct, breach of this Agreement or bad faith. This Section 7 shall survive any termination or expiration of this Agreement.

7.2       By Company. Company shall indemnify, defend, and hold harmless the, its affiliates, officers, directors, employees, agents, and representatives from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (“Losses”) suffered or incurred by the Service Provider relating to any claim of a third party arising from the Company’s negligence, willful misconduct, breach of this Agreement or bad faith. This Section 7 shall survive any termination or expiration of this Agreement.

8.            Limitation of Liability. Notwithstanding any other provision of this Agreement and except for liability caused by the Party’s gross negligence, willful misconduct or bad faith, (i) no Party nor their respective directors, officers, employees, and agents, will have any liability to any other Party, or their respective directors, officers, employees and agents, or other third party, whether based on contract, warranty, tort, strict liability, or any other theory, for any loss of use, revenue or profit, loss of data, or for any indirect, incidental, consequential, exemplary, punitive or special damages, and regardless of whether such damage was foreseeable and whether or not such Party has been advised of the possibility of such damages, and (ii) the Company, as a result of providing an Service pursuant to this Agreement, shall not be liable to any other Party for more than the cost of the Services related to the claim for damages.

9.            Term and Termination.

9.1        Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue thereafter until otherwise terminated in accordance with this Section 9.

9.2        Termination by the Company. Either Party may terminate this Agreement, or any part of this Agreement, at any time upon thirty (30) days prior notice to the Service Recipient.

9.3        Termination for Event of Default. Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”), if the Defaulting Party: (a) breaches this Agreement (including failure to pay all amounts due and payable hereunder), and such breach is incapable of cure, or with respect to a breach capable of cure, the Defaulting Party does not cure such breach within fifteen (15) days after receipt of written notice of such breach; or (b) (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed, vacated or dismissed within ninety (90) days after filing; (iii) makes a general assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

9.4        Termination upon Violation of Law. If a court of competent jurisdiction or other governmental authority issues a final non-appealable order or judgment holding that all or part of the Agreement or all or a part of the Services offered under the Agreement are in violation of any applicable law (each, a “Judgment”), the affected Party has the right to terminate those portions of the Agreement that are part of such Judgment by providing the other Party with written notice of its intent to terminate such portions of the Agreement, subject to payment of all applicable Costs, fees or other expenses incurred and payable to the Company, as applicable, such termination of such portions of the Agreement will be effective as of the date specified in such notice.

9.5        Termination upon Liquidation. Notwithstanding anything to the contrary set forth in this Section 9, the Parties agree that this Agreement will automatically terminate upon the liquidation or dissolution of the Service Recipient or upon any corporate action by the Service Recipient effectuation such liquidation or dissolution.

10.          Non-Exclusivity. This is not an exclusive Agreement. Each Party retains the right to perform or procure the same or similar type of services for or from any other third parties during the Term of this Agreement. It is understood and agreed to by the Parties that neither Party is prohibited from engaging in any other business activity or from rendering or procuring services (including those the same or similar to the Services) to any other person, entity or other third party, including affiliates or competitors of the Service Recipient.

11.          Intellectual Property Rights; Ownership; Infringement.

11.1          Service Recipient is, and shall be, the sole and exclusive owner of all right, title, and interest in and to all documents, work product, and other materials that are delivered to Service Recipient hereunder or prepared by or on behalf of the Company in the course of performing the Services (the “Deliverables”), including all Intellectual Property and related rights therein. The Company agrees that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. §101, such Deliverables are hereby deemed a “work made for hire” for the Service Recipient. To the extent that any of the Deliverables do not constitute a “work made for hire”, the Company hereby irrevocably assigns to Service Recipient, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all intellectual property rights therein. The Company shall cause its personnel to irrevocably waive, to the extent permitted by applicable Law, any and all claims such personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables.

11.2          Upon the reasonable request of the Service Recipient, the Company shall take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Service Recipient to prosecute, register, perfect, or record its rights in or to any Deliverables.

11.3          The Company and its licensors are, and shall remain, the sole and exclusive owners of all right, title, and interest in and to any and all documents, data, know-how, methodologies, software, and other materials, including computer programs, reports, and specifications, provided by or used by the Company in connection with performing the Services, in each case developed or acquired by the Company prior to the commencement or independently of this Agreement (“Pre-Existing Materials”), including all Intellectual Property and related rights therein. The Company hereby grants Service Recipient (and the Authorized Service Recipients, as applicable) a limited, revocable, fully paid-up, royalty-free, non-transferable, non-sublicensable, worldwide license to use, perform, display, execute, reproduce, distribute, transmit, modify (including to create derivative works), import, make, have made, sell, offer to sell, and otherwise exploit any Pre-Existing Materials to the extent incorporated in, combined with or otherwise necessary for the use of the Deliverables for any and all purposes/solely to the extent reasonably required in connection with the Service Recipient’s receipt or use of the Services and Deliverables. Except as otherwise expressly set forth herein, all rights in and to the Pre-Existing Materials are expressly reserved by the Company

11.4          Service Recipient and its licensors are, and shall remain, the sole and exclusive owner of all right, title, and interest in and to any documents, data, know-how, methodologies, software, and other materials provided to the Company by Service Recipient, including computer programs, reports, and specifications (the “Service Recipient Materials”), including all intellectual property rights therein. The Company shall have no right or license to use any Service Recipient Materials except solely during the Term of the Agreement to the extent necessary to provide the Services to the Service Recipient (or the Authorized Service Recipients). All other rights in and to the Service Recipient Materials are expressly reserved by the Service Recipient.

11.5          To the Service Recipient’s knowledge, none of the Service Recipient Materials and the Company’s use thereof infringe or will infringe any intellectual property rights or registered or issued patent, copyright or trademark of any third party arising under the laws of the United States. As of the date hereof, there are no pending or, to Service Recipient’s knowledge, threatened claims, litigation, or other proceedings pending against Service Recipient by any third party based on an alleged violation of such intellectual property rights, in each case, excluding any infringement or claim, litigation or other proceedings to the extent arising out of (x) any Deliverables or any instruction, information, designs, specifications, or other materials provided by the Company to the Service Recipient, (y) use of the Service Recipient Materials in combination with any materials or equipment not supplied or specified by the Service Recipient, if the infringement would have been avoided by the use of the Service Recipient Materials not so combined, and (z) any modifications or changes made to the Service Recipient Materials by or on behalf of any person or third party other than the Company.

12.          General Provisions.

12.1          Assignment. Neither this Agreement nor any of the rights, interests, duties or obligations under this Agreement may be assigned or transferred, in whole or in part, by operation of law or otherwise, by the Service Recipient without the prior written consent of the Company. This provision includes any assignment or reassignment of the Agreement due to a change in control or change in ownership of the Service Recipient, whether as a result of a Transaction, merger, consolidation, reorganization, change of control, or sale of all, or substantially all, of Service Recipient’s assets or equity (whether structured as a stock sale, asset sale, merger, reorganization, or otherwise). Any such assignment made without such prior written consent shall be null and void ab initio and be of no force or effect.

12.2          Successor and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

12.3          Amendments. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and each Service Recipient to be bound by the proposed amendment.

12.4          No Third-Party Beneficiaries. Except for the right of each Party’s affiliates, officers, directors, employees, agents and representatives to enforce their rights to indemnification under Section 7, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.5        Confidential Information. All non-public, confidential or proprietary information of the Service Recipient (“Confidential Information”) is confidential and solely for the Company’s use in performing this Agreement. This Section 12.5 shall not apply to information that is: (a) in the public domain; (b) known to the Company at the time of disclosure; (c) rightfully obtained by the Company on a non-confidential basis from any other third party; or (d) independently developed.

12.6        Non-Solicitation. During the Term of this Agreement and for a period of twelve (12) months thereafter, neither Party shall, directly or indirectly, in any manner engage, solicit or induce for employment any person who performed any work under this Agreement who is then in the employ of the other Party. A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a engagement, solicitation or inducement for the purposes of this Section 12.6, and the hiring of any employee or independent contractor who freely responds thereto shall not be a breach of this Section 12.6. If either party breaches this Section 12.6, the breaching party shall, on demand, pay to the non-breaching party a sum equal to the greater of (i) $100,000.00 and (ii) one (1) year’s basic salary or the annual fee that was payable by the claiming party to such solicited and hired employee, worker, or independent contractor plus the recruitment costs incurred by the non-breaching party in replacing such person.

12.7        Further Assurances; Cooperation. During the Term and for a period of ten (10) years following termination of this Agreement, each party will (a) provide all information that the other Party reasonably requests in connection with any audit, litigation, investigation or similar proceeding, and (b) cooperate with any reasonable request of the other Party in connection with any such proceedings.

12.8        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.9        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.10      Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. If any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing party.

12.11      Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.12      Notices. All correspondence or notices required or permitted to be given under this Agreement shall be in writing, in English and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), e-mail or other electronic transmission (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.12):

If to Company:	Innventure LLC 6900 Tavistock Lakes Blvd, Suite 400 Orlando, Florida 32827 E-mail: nrenuart@innventure.com [***] Attention: Neal Renuart, VP of Finance

If to Service Recipient:	Accelsius LLC 1835B Kramer Lane, Suite 2-180 Austin, TX 78758 E-mail: jclaman@accelsius.com [***] Attention: Josh Claman, CEO

12.13      Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Company and the Service Recipient with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

12.14      Compliance with Laws. Each of the Parties is in compliance in all material respects with the requirements of all applicable laws and all orders, writes, injunctions and decrees applicable to it or to its assets or properties, except in such instances in which (a) such requirement of applicable law, order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, could not be reasonably be expected to have a material adverse effect.

12.15      Headings; Interpretation; Construction. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules and Exhibits, refer to the Sections of, and Schedules and Exhibits attached to this Agreement, if any; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

COMPANY:

INNVENTURE LLC

By:	/s/ Neal Renuart

Name:	Neal Renuart

Title:	VP of Finance

SERVICE RECIPIENT:

ACCELSIUS LLC

By:	/s/ Josh Claman

Name:	Josh Claman

Title:	CEO

[Signature Page to Master Intercompany Services Agreement]

SCHEDULE I

SERVICES; COSTS AND FEES

SERVICE TYPE	COSTS AND FEES
Management Fees	$[***]
Direct Costs	$[***]
Overhead Costs	$[***]
Tax Costs	$[***]
Miscellaneous Costs	$[***]
TOTAL:	$[***]